                                                                EXHIBIT 10.1

                                                                EXECUTION COPY

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this "Agreement"), dated as of February 26, 2008, is hereby entered into between The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV" or "the Company"), and News Corporation, a Delaware corporation ("News").

WHEREAS, News has entered into a Share Exchange Agreement with Liberty Media Corporation ("Liberty"), dated as of December 22, 2006 ("Exchange Agreement"), pursuant to which Liberty has agreed, among other things, to acquire indirectly all of the shares of common stock, par value $.01 per share, of DIRECTV owned indirectly by News, together with all equity interests of News in each RSN Subsidiary and the Cash Amount, in exchange for shares of capital stock of News beneficially owned by Liberty;

WHEREAS, for purposes of this Agreement, capitalized terms not otherwise defined herein shall have the meanings given such terms in the Exchange Agreement;

WHEREAS, DIRECTV has been requested or required to take certain actions in connection with the Transactions, including making various filings and cooperating with various Governmental Authorities; and, in accordance with Section 10.2 of the Exchange Agreement, News has agreed to pay, or reimburse DIRECTV for, certain fees, costs and expenses incurred by DIRECTV in connection with such actions;

WHEREAS, unanticipated objections have been asserted with respect to the Transactions under certain Antitrust Laws or Communications Regulations and the parties have been advised that the FCC Consent will include, as a condition, that certain actions will be taken within one year from the effective date of the FCC Consent, with respect to the direct-to-home satellite operations of a Subsidiary of DIRECTV in Puerto Rico, or with respect to the cable operations in Puerto Rico of a Subsidiary of Liberty Global, Inc. ("LGI"), a former Subsidiary of Liberty, or with respect to the ownership of either of the foregoing (the "FCC Puerto Rico Condition");

WHEREAS, neither News nor Liberty may be able to satisfy the FCC Puerto Rico Condition in accordance with its terms, and DIRECTV has been requested by News and Liberty to commit or agree to satisfy such FCC Puerto Rico Condition within the time period specified in such FCC Puerto Rico Condition (the "DIRECTV Undertakings") in accordance with the Undertakings Agreement (as defined below), in order to enable News and Liberty to consummate the Transactions;

WHEREAS, the Board of Directors of DIRECTV (the "Board") has established a special committee of the Board comprised solely of independent directors (the "Special Committee") to consider any actions to be taken by DIRECTV in connection with the Transactions;

WHEREAS, the Special Committee has determined that DIRECTV would be willing to authorize the DIRECTV Undertakings in consideration of the arrangements and agreements provided for herein, and in consideration of the arrangements and agreements concurrently negotiated with Liberty, as set forth in the Undertaking Agreement dated as of the date hereof between DIRECTV, News and Liberty (the "Undertakings Agreement") attached as Annex 1-A, in light of the pending separation of News and the Company upon the consummation of the Transactions; and

WHEREAS, News has determined that, in consideration of the Company's willingness to provide the DIRECTV Undertakings and in light of the pending separation of News and the Company upon the consummation of the Transactions, it is appropriate for News and the Company to agree upon the arrangements and agreements addressed herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.  Expense Reimbursement.

1.1  Regardless of whether the Transactions are consummated, News hereby agrees that it shall reimburse DIRECTV (i) for certain fees, costs and expenses incurred by DIRECTV in accordance with Section 10.2 of the Exchange Agreement (including without limitation Liberty’s due diligence review of DIRECTV and DIRECTV’s subsidiaries or DIRECTV’s actions taken in anticipation of the consummation of the Transactions, including without limitation the reasonable fees and expenses of the outside advisers, accountants and legal counsel of DIRECTV and of the Special Committee and any filing fees paid by DIRECTV to any Governmental Authority and other reasonable and reasonably documented out-of-pocket fees, costs and expenses paid or incurred by DIRECTV or its Affiliates (which term, for purposes of this Agreement, shall exclude LMC or any Affiliate of LMC) in connection with the review of the Transactions by any Governmental Entity) and (ii) for reasonable and reasonably documented out-of-pocket fees, costs and expenses incurred by DIRECTV in connection with the negotiation of this Agreement, the Undertakings Agreement or any ancillary documents related to entering into those agreements.

1.2  News shall provide DIRECTV with at least three (3) Business Days’ prior written notice of the anticipated Closing Date.  No later than two (2) Business Day prior to the anticipated Closing Date, DIRECTV shall, in good faith, prepare and deliver to News a certificate (the "Closing Fee Certificate"), signed by an officer of DIRECTV setting forth a list of the fees, costs and expenses incurred by and billed to DIRECTV prior to such date to be reimbursed by News in accordance with this Section 1, together with reasonable supporting documentation.  In the event that News objects to the amounts set forth on the Closing Fee Certificate, DIRECTV, News and their respective representatives shall promptly resolve such objection prior to the Closing in a mutually agreeable manner.  Immediately prior to the consummation of the Exchange, News shall pay, in full satisfaction of its obligations under this Section 1 to reimburse fees, costs and expenses incurred by and billed to DIRECTV prior to the date of the Closing Fee Certificate, by wire transfer of immediately available funds, the amount set forth on the Closing Fee Certificate (as adjusted prior to Closing by mutual agreement of DIRECTV and News, if applicable) to an account designated by DIRECTV to News no later than two (2) Business Days prior to the anticipated Closing Date.  Notwithstanding the foregoing, in the event that the Exchange Agreement shall have been terminated in accordance with its terms, upon such termination this Section 1.2 shall be of no further force and effect and Section 1.3 shall govern the obligations of News to make the payments provided for in Section 1.1.

1.3  In the event that the Exchange Agreement shall have been terminated in accordance with its terms, News shall promptly notify DIRECTV of such termination.  Promptly following receipt of such notice, DIRECTV will in good faith, prepare and deliver to News a certificate (the “Termination Event Fee Certificate”), signed by an officer of DIRECTV setting forth a list of the fees, costs and expenses incurred by DIRECTV through the date of such Termination Event Fee Certificate to be reimbursed by News in accordance with this Section 1, together with reasonable supporting documentation.  In the event that News objects to the amounts set forth on the Termination Event Fee Certificate, DIRECTV, News and their respective representatives shall promptly resolve such objection in a mutually agreeable manner.  Within two (2) Business Days following receipt of the Termination Event Fee Certificate, or, if News shall object to the amounts set forth on the Termination Event Fee Certificate, resolution of News’ objection, News shall pay, in full satisfaction of its obligations under this Section 1 to reimburse fees, costs and expenses incurred by DIRECTV through the date of the Termination Event Fee Certificate, by wire transfer of immediately available funds, the amount set forth on the Termination Event Fee Certificate (as adjusted by mutual agreement of DIRECTV and News, if applicable) to an account designated by DIRECTV to News in the Termination Event Fee Certificate.

1.4  Following Closing, DIRECTV shall, in good faith, from time to time, prepare and deliver to News certificates (each, a "Post-Closing Fee Certificate"), signed by an officer of DIRECTV setting forth a list of the fees, costs and expenses incurred by DIRECTV prior to the Closing but not previously included in the submission of the Closing Fee Certificate to be reimbursed by News in accordance with this Section 1, together with reasonable supporting documentation.  In the event that News objects to the amounts set forth on the Post-Closing Fee Certificate, DIRECTV, News and their respective representatives shall promptly resolve such objection in a mutually agreeable manner.  Within two (2) Business Days following receipt of the applicable Post-Closing Fee Certificate, or, if News shall object to the amounts set forth on the Post-Closing Fee Certificate, resolution of News’ objection, News shall pay, in full satisfaction of its obligations under this Section 1 to reimburse fees, costs and expenses incurred by DIRECTV prior to Closing but not previously included in the submission of the Closing Fee Certificate, by wire transfer of immediately available funds, the amount set forth on such Post-Closing Fee Certificate (as adjusted by mutual agreement of DIRECTV and News, if applicable) to an account designated by DIRECTV to News in such Post-Closing Fee Certificate.  Notwithstanding the foregoing, in the event that the Exchange Agreement shall have been terminated in accordance with its terms, upon such termination this Section 1.4 shall be of no further force and effect.

2.  Actions at Closing.

2.1  Immediately prior to the consummation of the Exchange, News and DIRECTV shall enter into the agreements, and take the actions, provided for in Exhibit 1.

2.2  Immediately prior to the consummation of the Exchange, (a) News shall contribute to Splitco, in addition to any amounts to be contributed under the Exchange Agreement, the sum of $67,500,000 by wire transfer of immediately available funds and (b) Splitco shall contribute to DIRECTV the sum of $160 million (the “Capital Contribution”) by wire transfer of immediately available funds.

2.3  The payment made under Section 2.2 shall, for all Tax purposes, except as required by Law, be treated by the parties hereto and their Affiliates as occurring immediately prior to the Exchange and be characterized as (a) a contribution of capital by News to Splitco for payments made pursuant to 2.2(a) in the amount of $67,500,000 and (b) a contribution of capital by Splitco to DIRECTV in the amount of $160 million for payment made pursuant to Section 2.2(b).

3.  Assignment; Third Party Beneficiaries.  Any assignment of this Agreement by a party without the prior written consent of the other party hereto shall be void.  This Agreement is for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any rights under or be deemed a third party beneficiary of this Agreement.

4.  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions and agreements contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions and agreements contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.  Entire Agreement; Amendments; Waiver.  This Agreement (including the Exhibits and Annexes hereto) contains the entire agreement between News and DIRECTV concerning the terms of this Agreement.  No modification or amendment of this Agreement or waiver of the terms and conditions hereof shall be binding upon News or DIRECTV unless approved in writing by each of News and DIRECTV.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

6.  Counterparts.  This Agreement may be executed via electronic signature and in separate counterparts, each of which shall be deemed to constitute an original which is part of the same document.

7.  Remedies.  It is understood and agreed that monetary damages would not be a sufficient remedy for any breach of this Agreement by either of the parties or their respective representatives and that each party shall be entitled to equitable relief, including an injunction and specific performance, as a remedy for such breach.  Without prejudice to the rights and remedies otherwise available to a party, including monetary damages, each party agrees that the parties shall be entitled to equitable relief by way of injunction or otherwise if a party or any of its representatives breaches or threatens to breach any of the provisions of this Agreement.  Neither rescission, set-off nor reformation of this Agreement shall be available as a remedy to any of the parties hereto.

8.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law principles thereof.

9.  Jurisdiction.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, of the state courts of the State of Delaware located in Wilmington, Delaware, or of the United States of America located in any district within such state, with respect to any Action arising out of or relating to this Agreement and the transactions contemplated hereby, and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11 of this Agreement shall be effective service of process for any Action brought against the parties in any such court.  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the courts referenced in the preceding sentence, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

11.  Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three calendar days after the date of mailing, as follows:

If to News:	News Corporation 1211 Avenue of the Americas New York, NY 10036 Facsimile: (212) 768-9896 Attention: General Counsel
with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Facsimile: (917) 777-2000 Attention: Lou R. Kling Howard L. Ellin
If to DIRECTV:	The DIRECTV Group, Inc. 2230 East Imperial Highway El Segundo, CA 90245 Facsimile: (310) 964-0838 Attention: General Counsel
with a copy to:	Simpson, Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Facsimile: (212) 455-2502 Attention: Richard Beattie Kathryn King Sudol

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

THE DIRECTV GROUP, INC.
By:    /s/ LARRY D. HUNTER

Name:  Larry D. Hunter

Title:  Executive Vice President and General Counsel

NEWS CORPORATION
By:   /s/ LAWRENCE JACOBS

Name: Lawrence Jacobs

Title: Senior Executive Vice President and General Counsel